Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Texas Instruments Incorporated for the registration of common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our reports dated February 14, 2025, with respect to the consolidated financial statements of Texas Instruments Incorporated, and the effectiveness of internal control over financial reporting of Texas Instruments Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 14, 2025

Dallas, Texas